Exhibit 32

Section 1350 Certifications

Exhibit 32

SECTION 1350 CERTIFICATIONS

The undersigned, the Chief Executive Officer and the Chief Financial Officer of First National Bancshares, Inc. (the “Company”), each certify that, to his or her knowledge on the date of this certification:

1.	The annual report of the Company for the period ended December 31, 2003 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: March 30, 2004	By /s/ Jerry L. Calvert Jerry L. Calvert President and Chief Executive Officer

Date: March 30, 2004	By: /s/ Kitty B. Payne Kitty B. Payne Chief Financial Officer